FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust

Fund	Fidelity New York Municipal Income Fund
Trade Date	2/19/2016
Settle Date	2/25/2016
Security Name	METRO TR 5% 11/15/46
CUSIP	59261ACS4
Price	115.3
Transaction Value	$ 36,699,990.00
Class Size	$ 462,560,000.00
% of Offering	6.881%
Underwriter Purchased From	Ramirez & Co., Inc.
Underwriting Members: (1)	Ramirez & Co., Inc.
Underwriting Members: (2)	Drexel Hamilton, LLC
Underwriting Members: (3)	Stern Brothers & Co.
Underwriting Members: (4)	Academy Securities, Inc.
Underwriting Members: (5)	Barclays
Underwriting Members: (6)	BNY Mellon Capital Markets
Underwriting Members: (7)	BofA Merrill Lynch
Underwriting Members: (8)	Cabrera Capital Markets, LLC
Underwriting Members: (9)	Citigroup
Underwriting Members: (10)	Duncan-Williams, Inc.
Underwriting Members: (11)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (12)	Fidelity Capital Markets
Underwriting Members: (13)	Goldman Sachs & Co.
Underwriting Members: (14)	J.P. Morgan
Underwriting Members: (15)	Janney Montgomery Scott
Underwriting Members: (16)	Jefferies
Underwriting Members: (17)	KeyBanc Capital Markets Inc.
Underwriting Members: (18)	Loop Capital Markets
Underwriting Members: (19)	M&T Securities, Inc.
Underwriting Members: (20)	Mesirow Financial, Inc.
Underwriting Members: (21)	Morgan Stanley
Underwriting Members: (22)	Oppenheimer & Co.
Underwriting Members: (23)	Piper Jaffray & Co.
Underwriting Members: (24)	PNC Capital Markets LLC
Underwriting Members: (25)	Raymond James
Underwriting Members: (26)	RBC Capital Markets
Underwriting Members: (27)	Rice Financial Products Company
Underwriting Members: (28)	Roosevelt & Cross, Incorporated
Underwriting Members: (29)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (30)	Stifel
Underwriting Members: (31)	TD Securities
Underwriting Members: (32)	The Williams Capital Group, L.P.
Underwriting Members: (33)	US Bancorp
Underwriting Members: (34)	Wells Fargo Securities